EXHIBIT 99

  FOR IMMEDIATE  RELEASE             Contact:  Charles R. Ofner
                                                 (713) 496-5000


       September 11, 1995,   Houston, Texas.....Reading & Bates
  Corporation (NYSE: RB) announced that its subsidiary, Reading & Bates (U.K.) Limited has purchased the semisubmersible drilling unit FPS "EDDIE DELAHOUSSAYE" (ex "Treasure Driller") from FPS II, Inc. for $18 million, comprised of $3.3 million in cash and cash equivalents and $14.7 million of which will be represented by approximately 1.23 million shares of newly issued Reading & Bates common stock.

       The "EDDIE DELAHOUSSAYE", a second-generation SS-3000 design drilling unit built in 1974, was originally called the "Zapata Ugland". The rig spent most of its active life drilling in the harsh environments offshore Eastern Canada and later in Norway and the U.K. It is a large unit with displacement of approximately 30,000 tons and is equipped with a ten point mooring system. For many years it was the largest semisubmersible drilling unit, only being surpassed when the large hulls that were the forerunners of some of the fourth-generation units were constructed. Its large size, clear main deck and other features render it an excellent candidate for the extended well test market, deepwater and/or harsh environment drilling or conversion to a floating production unit.

       Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "We are very pleased to add the "EDDIE DELAHOUSSAYE" to our expanding offshore fleet. Although we do not have a commitment for the unit at this time, we have proposed it to a major North Sea operator for a long-term extended well test program, and we are optimistic that we will be successful with that or similar programs. Other possibilites include drilling service worldwide and eventual conversion to floating production service. We expect that it could return to service in one of these modes as early as the first quarter of 1996. We believe this unit will provide an excellent return over its remaining useful life which we estimate to be at least 15 years."

       Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling and related services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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